Exhibit 21.1

COLONY CREDIT REAL ESTATE, INC.
LIST OF SIGNIFICANT SUBSIDIARIES

State or Jurisdiction of
Subsidiary Name	Formation
Credit RE Operating Company, LLC	Delaware
Credit RE Holdco, LLC	Delaware
NorthStar Real Estate Income Trust Operating Partnership, LLC	Delaware
NorthStar Real Estate Income Operating Partnership II, LLC	Delaware
NRFC DB Loan Member, LLC	Delaware
NRFC DB Loan, LLC	Delaware
NS Income DB Loan Member, LLC	Delaware
NS Income DB Loan, LLC	Delaware
NorthStar MP JV, General Partnership	Delaware
NRFC Income Opportunity Securities Holdings, LLC	Delaware